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                                                                EXHIBIT 23(b)


                       CONSENT OF KPMG PEAT MARWICK LLP



Board of Directors
FFE Financial Corp. and Subsidiary:


We consent to the use in the Registration Statement on Form S-4 of SouthTrust Corporation and in the Proxy-Prospectus Statement of FFE Financial Corp. and Subsidiary of our report dated October 20, 1995, except as to Note 16, which is as of November 3, 1995, relating to the consolidated balance sheet of FFE Financial Corp. and Subsidiary as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the Registration Statement and Proxy-Prospectus included therein.


/s/ KPMG Peat Marwick LLP


Tampa, Florida

February 22, 1996